Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

January 2011 Performance Update

The Frontier Fund Supplement Dated January 31, 2011 to Prospectus Dated April 30, 2010 and the Supplement to the Prospectus Dated January 28, 2011.

The Frontier Fund Class 2 New

T H E    F RO N T I E R    F U N D’ S    G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

January performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 2 New	January 31, 2011	January 31, 2011	NAV / Unit
	MTD	YTD
Frontier Diversified Series-2	3.69%	3.69%	$110.38
Frontier Dynamic Series-2	0.74%	0.74%	$95.10
Frontier Long/Short Commodity Series-2a	7.24%	7.24%	$129.95
Frontier Masters Series-2	1.36%	1.36%	$107.24

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

*	The above table sets forth the actual performance for the Class and Series as of January 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND DIVERSIFIED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(384,945.29)
Unrealized trading gain/(loss)			3,821,486.88
Less: commissions			(79,617.80)
Less: FCM fees			(143,693.82)
Foreign currency gain/(loss)			(9,260.62)
Interest income			88,673.57

Total Income			3,292,642.92

EXPENSES

Management fees			72,492.31
Incentive fees			623,796.98
Broker service fees			15,220.96

Total Expenses			711,510.25

Net Income (Loss)			$2,581,132.67

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	652,590.30927	$69,473,841.32	106.46
Current month additions	29,437.28210	3,201,998.49
Current month redemptions	(29,252.91555)	(3,201,206.47)
Net Income (loss) for current month		2,581,132.67

Net Asset Value, end of current month	652,774.67582	$72,055,766.01	110.38

	Monthly rate of return		3.68%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Diversified Series 2

THE FRONTIER FUND DYNAMIC SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$—
Unrealized trading gain/(loss)			239,228.99
Net change in inter-series payables			(210,056.57)
Less: commissions			—
Less: FCM fees			(58,019.56)
Foreign currency gain/(loss)			—
Interest income			38,013.01

Total Income			9,165.87

EXPENSES

Management fees			—
Incentive fees			—
Broker service fees			6,144.81

Total Expenses			6,144.81

Net Income (Loss)			$3,021.06

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	4,382.37339	$413,700.26	94.40
Current month additions	—	—
Current month redemptions	(163.02322)	(15,456.33)
Net Income (loss) for current month		3,021.06

Net Asset Value, end of current month	4,219.35017	$401,264.99	95.10

	Monthly rate of return		0.74%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Dynamic Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$(115,880.10)
Unrealized trading gain/(loss)			481,522.15
Less: commissions			(3,610.75)
Less: FCM fees			(8,133.06)
Foreign currency gain/(loss)			(82.40)
Interest income			5,267.63

Total Income			359,083.47

EXPENSES

Management fees			10,191.83
Incentive fees			59,169.35
Broker service fee			866.87

Total Expenses			70,228.05

Net Income (Loss)			$288,855.42

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	31,044.19460	$3,761,826.06	121.18
Current month additions	2,915.53079	357,837.19
Current month redemptions	(718.33839)	(88,717.56)
Net Income (loss) for current month		288,855.42

Net Asset Value, end of current month	33,241.38700	$4,319,801.11	129.95

	Monthly rate of return		7.24%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Long/Short Commodity Series 2a

THE FRONTIER FUND MASTERS SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

January 31, 2011

(Unaudited)

			Current Period
INCOME

Realized trading gain/(loss)			$5,406.21
Unrealized trading gain/(loss)			461,348.86
Less: commissions			(5,103.51)
Less: FCM fees			(51,223.41)
Foreign currency gain/(loss)			826.79
Interest income			19,433.25

Total Income			430,688.19

EXPENSES

Management fees			40,137.71
Incentive fees			38,454.55
Broker Service Fees			5,428.97

Total Expenses			84,021.23

Net Income (Loss)			$346,666.96

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	236,869.37959	$25,062,055.14	105.81
Current month additions	13,765.75286	1,468,361.55
Current month redemptions	(1,535.36584)	(163,303.64)
Net Income (loss) for current month		346,666.96

Net Asset Value, end of current month	249,099.76661	$26,713,780.01	107.24

	Monthly rate of return		1.35%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC
1775 Sherman Street, Suite 2500
Denver, Colorado 80203
On Behalf of the Frontier Fund - Masters Series 2